Exhibit 99.1


[RDO LOGO]                                         CONTACT: RDO Equipment, Fargo
                                                                 Thomas K. Espel
                                                                    701/297-4288
                                                         invest@rdoequipment.com




RDO EQUIPMENT CO. APPOINTS PRICEWATERHOUSECOOPERS LLP AS NEW INDEPENDENT AUDITOR


       FARGO, N.D. - (BUSINESS WIRE) - May 17, 2002 - RDO Equipment Co. (NYSE:
RDO) today announced that its board of directors, at the recommendation of its audit committee, appointed PricewaterhouseCoopers LLP as the company's independent auditor for the year ending January 31, 2003.

       PricewaterhouseCoopers replaces Arthur Andersen LLP as the independent auditor for the company.

       The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure. Arthur Andersen has provided quality services and demonstrated a high degree of professionalism.

       RDO Equipment Co. specializes in the distribution, sale, service, rental and finance of equipment and trucks to the agricultural, construction, manufacturing, transportation, and warehousing industries, as well as to public service entities, government agencies and utilities. These operations, which consist of 47 retail stores in 9 states, include one of the largest networks of John Deere construction and agricultural stores in North America, as well as Volvo and Mack truck centers. Information about the Company, including recent news and product information, is available on the Internet at - www.rdoequipment.com.